Exhibit 10.35

SUBLEASE

1. Parties. This Sublease (the “Sublease”) is made and entered into as of the 5th day of June, 2009, by and between eFUNDS CORPORATION, a Delaware corporation (“Sublessor”) and NIGHTHAWK RADIOLOGY SERVICES, LLC (“NHWK”) (“Sublessee”).

2. Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Master Lease. “Master Lease” means that certain Lease Agreement dated March 16, 2005, as amended by that certain Tenant Improvement Agreement dated March 16, 2005, the Second Amendment to Lease and Tenant Improvement Agreement dated April 28, 2006, the Third Amendment to Lease and Tenant Improvement Agreement dated March 9, 2007, the Fourth Amendment to Lease and Tenant Improvement Agreement dated March 9, 2007, and the Fifth Amendment to Lease and Tenant Improvement Agreement dated May 23, 2007, between PCCP CS Forum Portales Corporate, LLC, as “Landlord,” and Sublessor as “Tenant” (collectively, the “Master Lease”), a copy of which is attached to this Sublease as Exhibit A.

3. Subleased Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor for the term, at the rental rate, and upon all of the conditions set forth herein, that certain improved real property described as 24,948 rentable square feet on what is known as the 6th floor (the “Subleased Premises”), in the “Building” known as Portales Corporate Center II which has a street address of 4900 N. Scottsdale Road, Scottsdale, Arizona 85251. See Exhibit B, 6th floor site plan.

4. Term.

4.1 Term. The term of this Sublease shall be for a period of sixty-two (62) months commencing on October 1, 2009 (“Commencement Date”) and expiring on November 30, 2014 (“Expiration Date”). The period between Commencement Date and Expiration Date shall be the “Term.” Sublessee shall have one renewal option to extend the Sublease from December 1, 2014 through June 19, 2017.

4.2 Early Access. Sublessor agrees that Sublessee shall have early access to the Subleased Premises, commencing on the date of execution of the Sublease and Master Landlord’s consent, to install tenant improvements, furniture, fixtures, equipment, telephone and data lines, and to perform all other work associated with Sublessee’s occupancy.

5. Rent and Prepayment.

5.1 Sublessee shall pay to Sublessor Rent for the Subleased Premises, which shall be payable in advance on the first day of each calendar month during the term hereof, and is outlined in the below payment schedule. Rent shall be abated until Commencement Date.

Year	Rental Rate per Month (“Base Rent”)
October 1, 2009 – December 31, 2010	$20,000.00 per month

*

January 1, 2011 – December 31, 2011	$25,000.00 per month

January 1, 2012 – December 31, 2012	$35,000.00 per month

January 1, 2013 – December 31, 2013	$37,000.00 per month

January 1, 2014 – November 30, 2014	$40,000.00 per month

Renewal Option – December 1, 2014 – June 19, 2017	$42,000.00 per month for the remaining renewal option

If any portion of Base Rent or other sum payable to Sublessor hereunder shall be due and unpaid for more than ten (10) days after written notice from Sublessor to Sublessee that such payment has not been received, it shall thereafter bear interest at a rate equal to ten percent (10%) per annum.

5.2 Upon final approval of this Sublease by the Landlord, Sublessee shall pay to Sublessor, as a prepayment, an amount equal to $180,000 (the “Prepayment Amount”). Of the Prepayment Amount, $160,000 shall be applied as prepayment of Rent for the period from Commencement Date through May 31, 2010 (8 months) and the remaining $20,000.00 shall be applied as prepayment toward the $40,000 of Rent that will become due for the month of November 2014. As described in Section 11.1 below, the Prepayment Amount shall be subject to offset of the amount of tenant improvement allowance of $124,740. Thus, Sublessor agrees that a net payment by Sublessee to Sublessor of $55,260 shall satisfy Sublessee’s obligation to pay the Prepayment Amount and that, upon receipt and acceptance by Sublessor of such net amount, the of Sublessor’s obligation to fund tenant improvements as described in Section 11.1 shall be waived by Sublessee and deemed satisfied in full.

6. Additional Rent. Beginning January 1, 2011, Sublessee shall pay as additional rent (“Additional Rent” and, together with Base Rent, “Rent”) its proportionate share of Sublessor’s reasonable estimate of operating expenses and taxes for the Building (“Operating Expenses”). For purposes of clarification, Sublessee shall not be obligated to pay any Additional Rent for any periods during 2009 or 2010 and the Rent payable by Sublessee for such periods shall be limited to the amounts described in Section 5 above. Beginning January 1, 2011, and for all periods of this Sublease thereafter, the Additional Rent shall be calculated by multiplying the total number of square feet in the Premises (24,948) by the amount by which the Operating Expenses exceed $10.00 per square foot. For example, if the Operating Expenses for 2011 are estimated to be $10.25 per square foot, Sublessee shall pay as Additional Rent for 2011 an amount equal to 24,948 multiplied by $0.25, or $6,487.00 (subject to the adjustment provisions set forth in this Section 6). Notwithstanding the foregoing, for each year following 2011, the annual increase in Operating Expenses shall be capped at five percent (5%). For purposes of this Sublease, the Operating Expenses, Utilities and Real Estate Taxes shall be calculated on a per square foot basis based upon one hundred (100%) percent building occupancy. Sublessee shall pay Additional Rent at the same times and in the same manner as Base Rent. Within three months of the end of each operating year following the end of 2011 Sublessor shall furnish Sublessee with a reasonably detailed statement indicating the Sublessee’s share of actual Operating Expenses for the previous year, and within thirty days after Sublessee’s receipt thereof Sublessor shall pay to Sublessee the amount by which Sublessee has overpaid during the previous year or alternatively Sublessee shall pay to Sublessor the amount which Sublessee has underpaid during the previous year.

7. Security Deposit and Financials. The security deposit is waived contingent upon receipt of the Prepayment Amount (as potentially offset by the tenant improvement amount) and upon final approval of this Sublease by the Landlord. Sublessee will also provide Sublessor with its most recent audited financial statements (Exhibit C).

8. Audit Rights. Sublessee shall have the right to audit Sublessor’s books and records pursuant to Section 11.2.7 of the Master Lease. In addition, Sublessor hereby assigns to Sublessee its rights of audit of the Landlord’s books and records with regard to the 6th Floor as set forth in 11.2.7 of the Master Lease.

9. Use.

9.1 Use. The Subleased Premises shall be used and occupied only for general office purposes, and for no other purpose except with the prior written approval of Sublessor and Landlord. For purposes of clarification, the parties agree that Sublessee’s use of the Subleased Premises to run the operations of Sublessee’s teleradiology business, including, but not limited to, the processing and reading of digital radiology images and delivering a report thereon, shall not violate this Section 9.1 or Section 7 of the Master Lease. Sublessee hereby agrees that at no point shall any of the Subleased Premises be used as a medical office in which patients are present and physically treated.

9.2 Business Hours. The Subleased Premises building hours are as set forth in the Master Lease.

9.3 Access/Building Security. The building will be required to be locked after normal business hours, but Sublessee shall have 24 hours access, 7 days a week, including the parking facilities, elevator and HVAC service pursuant to the Master Lease. Security is also provided pursuant to Section 14 of the Master Lease.

9.4 After Hours Usage. Sublessee shall be responsible for all after normal business hour usage within the Subleased Premises, pursuant to Section 14 of the Master Lease, currently charged at $10.00 per zone per hour.

10. Hazardous Materials. Sublessor and Sublessee shall not cause or permit any Hazardous Material to be released, generated, produced, brought upon, used, stored, treated or disposed of in or about the Building or Premises, pursuant to Section 7.3 of the Master Lease. Notwithstanding the foregoing, Sublessee shall not be responsible under this Section 10 or any other provision of this Sublease or the Master Lease for any Hazardous Material that is discovered or is present in the Premises prior to occupancy. If any such Hazardous Material is found, the Sublessor shall be responsible for the cost of any removal and clean up of any such Hazardous Material.

11. Tenant Improvements. Sublessor agrees to put the Subleased Premises in a broom clean condition with all building systems in good working order prior to the commencement of the construction of any Sublessee’s Improvements.

11.1 Allowance. At the time of execution of this Sublease, Sublessor shall pay to Sublessee an improvement allowance equal to $124,740 (which is equal to five ($5.00) dollars per rentable square foot and, if not so paid, Sublessee shall have the right to deduct such amount from the advance rent payable pursuant to Section 5 and Section 7 above. Sublessee shall have the right to use its own architect, and engineering services, and select the general contractor to construct the Improvements within the Subleased Premises at Sublessee’s sole expense. Such contractor and all plans for Improvements must be approved by both Sublessor and Master Landlord, which consent shall not be unreasonably withheld or delayed, and must be in compliance with the Master Lease and the Americans with Disabilities Act (“ADA”).

11.2 ADA Compliance. The Premises shall be designed and constructed to incorporate any and all ADA compliance items within the Premises. Master Landlord shall be responsible for bringing the Building and any public areas into compliance with ADA bases upon Master Landlord’s compliance plan.

12. Restoration. Sublessor hereby agrees that Sublessee shall not be required to remove or demolish any Improvements at the expiration or termination of this Sublease, provided that such Improvements have been approved by the Sublessor or Landlord, as the case may be.

13. Master Lease. Sublessor is the “Tenant” of the Subleased Premises by virtue of the Master Lease. Sublessor agrees to timely perform and pay all of its obligations as “Tenant” under the Master Lease.

13.1 Subordination to Master Lease. Subject to the provisions of Section 13.2 below, this Sublease is and at all times shall be subject and subordinate to the Master Lease.

13.2 Controlling Provisions. The terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Sublease shall be the same as the terms, conditions, and respective obligations of the “Landlord” and the “Tenant” with respect to the Subleased Premises under the Master Lease, except for those provisions of the Master Lease which are directly contradicted by this Sublease in which event the terms of this Sublease shall control over the Master Lease, and subject to the provisions of Section 11.3 below. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean the Sublessor herein and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean the Sublessee herein.

13.3 Sublessee’s Assumed Obligations. Sublessee does hereby expressly assume and agree to perform with respect to the Subleased Premises and comply with, for the benefit of Sublessor and Landlord, each and every obligation of the “Tenant” under the Master Lease accruing during the term of this Sublease, except with respect to Rent which shall be paid by Sublessee pursuant to Section 4 above, and except as otherwise specifically set forth herein (“Sublessee’s Assumed Obligations”). Sublessee hereby expressly acknowledges that it shall not have the rights of “Tenant” under the Master Lease with respect to the Subleased Premises, in connection with any provisions of the Master Lease that grant the Sublessor as Tenant any options to assign, sublease, expand, renew, extend, terminate or cancel before expiration of the Term, rights of first refusal, or rights of first offer. Sublessor and Sublessee agree that any provisions in the Master Lease related to Landlord’s or Tenant’s rights or obligations related to the initial construction of Sublessor’s tenant improvements shall be inapplicable in the context of this Sublease. The obligations that Sublessee has not assumed under this paragraph are hereinafter referred to as the “Sublessor’s Remaining Obligations”. It is understood and agreed that Sublessor’s Remaining Obligations include, without limitation, any obligations accruing prior to the term of this Sublease.

13.4 Indemnity. Sublessee shall indemnify and hold Sublessor free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorneys’ fees, arising out of Sublessee’s failure to comply with or perform Sublessee’s Assumed Obligations, except to the extent caused by the negligence or willful misconduct of Sublessor or Landlord.

13.5 Sublessor’s Remaining Obligations. Sublessor agrees to maintain the Master Lease during the entire term of this Sublease, subject, however, to any earlier termination of the Master Lease not caused by the actions or inactions of the Sublessor, and to comply with or perform Sublessor’s Remaining Obligations, and shall indemnify and hold Sublessee free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorney’s fees, arising out of Sublessor’s failure to comply with or perform Sublessor’s Remaining Obligations, except to the extent caused by the negligence or willful misconduct of Sublessee or Landlord.

13.6 Representation by Sublessor; Status of Master Lease. Sublessor hereby represents and warrants that it has all requisite capacity or other legal power and authority to enter into this Sublease and to consummate this transaction. Sublessor further represents and warrants to Sublessee that the Master Lease is in full force and effect, and that the term of the Master Lease runs until at least June 19, 2017 and that no default exists on the part of any party to the Master Lease. Sublessor shall provide Sublessee with an estoppel certificate executed by the Landlord stating that no known defaults exist in connection with the Master Lease.

14. Assignment of Sublease and Default

14.1 Assignment. Sublessee shall have the same Assignment and Sublease rights as Sublessor pursuant to the provisions of Section 19 of the Master Lease. Sublessee acknowledges that the Sublease is subject to all terms and conditions of the Master Lease.

14.2 Sublessor’s Right to Collect Rent. Landlord, by consenting in writing, agrees that, unless and until a default shall occur in the performance of the Sublessor’s obligations under the Master Lease that Sublessor may receive, collect and enjoy the Rent accruing under this Sublease. However, if the Sublessor shall default in the performance of its obligations to Landlord, then Landlord may, at its option, receive and collect, directly from Sublessee, all Rent owing and to be owed under this Sublease and Sublessee shall be permitted to continue to occupy the Premises pursuant to this Sublease. Landlord shall not, by reason of the collection of the Rent from the Sublessee, be deemed liable to Sublessee for any failure of (a) the Sublessor to perform or comply with its obligations under the Master Lease or (b) the Sublessor to perform and comply with Sublessor’s Remaining Obligations under this Sublease.

14.3 Notice of Default under Master Lease. Sublessor hereby irrevocably authorizes and directs Sublessee upon receipt of any written notice from the Landlord stating that a Default exists in the performance of the Sublessor’s obligations under the Master Lease, to pay to Landlord the Rent due and to become due under this Sublease. Sublessor agrees that Sublessee shall have the right to rely upon any such statement and request from Landlord, and that Sublessee shall pay such Rent to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Sublessor to the contrary and Sublessor shall have no right or claim against Sublessee for any such Rent so paid by Sublessee.

15. Holdover. Sublessee shall have the same Holdover rights as Sublessor pursuant to Section 3.4 of the Master Lease.

16. Parking. Pursuant to terms of Section 10.3.1 of the Master Lease, Sublessee shall be entitled (but not obligated) to utilize surface and underground parking at a ratio of five (5) spaces per 1,000 rentable square feet of the Subleased Premises. Thirty percent (30%) shall be reserved in the Underground Parking Garage, sixty percent (60%) shall be unreserved in the Underground Parking Garage, and ten percent (10%) shall be unreserved and uncovered on the Surface Parking Area. The monthly parking fees for reserved and unreserved spaces in the Underground Parking Garage will be seventy ($70.00) and fifty-five ($55.00) per space, respectively, and parking in the Surface Parking Area shall be free of charge. Upon execution of this Sublease and from time to time during the Term of this Sublease, Sublessee will notify Master Landlord in writing, with a copy to Sublessor, of the parking spaces it intends to utilize. Sublessee shall not be charged for spaces it does not utilize. Failure of Sublessee to deliver such notice to Master Landlord, with a copy to Sublessor, shall be deemed to be an election by Tenant to utilize the maximum number of parking spaces that Tenant is entitled to utilize.

17. Signage.

17.1 Interior Signage. Sublessee shall be entitled to have its name placed on the Building’s interior lobby directory and on its suite entrance in conformity with Building standards, at Sublessor’s expense.

17.2 Exterior Signage. Sublessor hereby assigns to Sublessee all of Sublessor’s signage rights set forth in Section 27.2 of the Master Lease and shall, at Sublessee’s expense, use its commercially reasonable efforts to cooperate with Sublessee in its efforts to install Sublessee’s signage in accordance with such Section, provided that such efforts are consistent with city ordinances and guidelines. All exterior signage shall be subject to Master Landlord’s consent (not to be unreasonably withheld, conditioned or delayed).

18. Furniture. By bill of sale to be executed contemporaneously with this Sublease (but which shall not be effective until approval of this Sublease by the Master Landlord), Sublessor shall transfer ownership to Sublessee of all furniture and other items that are identified on the inventory list attached as an exhibit to such bill of sale (the “Final Inventory List”). All furniture and other items identified on the Final Inventory List are provided without representation or warranty of any kind and in “as is” condition.

19. Janitorial Service. Pursuant to Section 14 of the Master Lease, janitorial services for the Subleased Premises and Common Areas are provided.

20. Brokers. The parties hereto represent and warrant to each other that neither party dealt with any broker or finder in connection with the consummation of this Sublease other than Orion Realty Group (“Broker”) and RE/MAX Commercial Investment (“Sublessee Broker”). Each party agrees to protect, defend, indemnify, hold and save the other party harmless from and against any and all claims or liabilities for brokerage commissions or finder’s fees arising out of the indemnifying party’s acts in connection with this Sublease to anyone other than the Broker. The provisions of this Section shall survive the expiration or earlier termination of this Sublease. The commissions or fees payable to the Broker and Sublessee Broker shall be paid by Sublessor according to the terms of a separately executed agreement.

21. Notices. Notices given hereunder shall be given as required to the parties at the following addresses:

SUBLESSOR:	eFunds Corporation
Attn: Tony Kaufman
601 South Lake Destiny Road
Suite 300
Maitland, FL 32751

SUBLESSEE:	Nighthawk Radiology Services, LLC
Attn: General Counsel
4900 N. Scottsdale Road, Floor 6
Scottsdale, Arizona 85251

22. Consent of Landlord. The Master Lease requires that Sublessor obtain the written consent of Master Landlord to any subletting by Sublessor. Such consent of Master Landlord is attached hereto and made a part hereof.

IN WITNESS WHEROF, the parties hereto have executed this Sublease as of the date(s) set forth below.

“SUBLESSOR:”		“SUBLESSEE:”

eFunds Corporation, a Delaware corporation		Nighthawk Radiology Services

By:	/s/ Norman E. Gamble	By	/s/ David M. Engert
Name:	Norman E. Gamble	Name:	David M. Engert
Title:	Senior Vice President - Law	Title:	President & CEO
Date:	June 5, 2009	Date:	June 4, 2009

EXHIBIT A

TO

SUBLEASE

MASTER LEASE

EXHIBIT B

TO

SUBLEASE

SIXTH FLOOR LAYOUT

EXHIBIT C

TO

SUBLEASE

SUBLESSEE’S AUDITED FINANCIAL STATEMENTS

EXHIBIT D

TO

SUBLEASE

INVENTORY LIST OF FURNITURE